Exhibit 10.8

September 6, 2022

Re:Change in Control Severance Agreement

AMENDED AND RESTATED

Dear Scott:

Mid Penn Bancorp, Inc. (the “Corporation”) considers it essential and in the best interests of its shareholders to foster the continuous employment of key management personnel. In this regard, the Board of Directors of the Corporation (the “Board”) recognizes that the possibility of a termination of employment related to a change in control of the Corporation may exist and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Corporation and its shareholders.

The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of senior management of the Corporation and/or Mid Penn Bank (the “Bank”), including you, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a termination of employment.

In order to induce you to remain in the employ of the Corporation and/or the Bank, and in exchange for your agreement to the covenants contained herein, the Corporation and the Bank agree that you will receive the severance benefits set forth in this letter agreement (the “Agreement”) in the event your employment is terminated under the circumstances described below.

Amended and Restated Agreement

This Agreement amends, restates, and replaces in its entirety any prior Change in Control Severance Agreement between you and the Corporation and/or the Bank, including any and all subsequent amendment(s) thereto. All such prior agreements or arrangements relating to severance payments upon a Change in Control are without any further effect and are hereby rescinded.

1.Term of Agreement. The term of this Agreement will commence on the date above (the “Effective Date”) and will continue for a period of three (3) years thereafter. On each anniversary of the Effective Date prior to a termination of the Agreement, without action by any party, this Agreement will automatically be renewed for one (1) additional year beyond the term otherwise established, unless one party provides written notice to the other party, at least 90 days in advance of an Anniversary Date, of its intent not to renew this Agreement. Nothing in this provision will preclude termination as otherwise provided or permitted under this Agreement. Notwithstanding the foregoing, if a Change in Control occurs after the Effective Date and during the term of this Agreement, this Agreement will continue in effect for a limited period of two (2) years after the date of such Change in Control, unless terminated sooner in accordance with this Agreement.

2.	Severance Benefits.

2.1Involuntary Termination or Voluntary Termination for Good Reason Following a Change in Control: If your employment hereunder is terminated other than for death, disability, or Cause, or by you for Good Reason, in each case on or within 12 months after a Change in Control (such period, the “Protection Period”), you will be entitled to receive:

a.

A lump sum cash payment within 60 days following your termination of employment equal to 2.75 times your highest annual base salary in effect during the 12 months preceding the date of your termination of employment; and

b.

For a period of 33 months following your termination, you and your beneficiaries will remain eligible to participate, on the same terms and conditions as apply from time to time to the Corporation’s and/or the Bank’s executive management, in the medical, vision and dental programs of the Bank; provided, however, that such eligibility will cease at such time as you become eligible to participate in comparable programs of a subsequent employer; and further provided that the Corporation and the Bank will have no obligation to continue to maintain during such period any plan or program, solely as a result of the provisions of this Agreement; and further provided that if you are precluded from participating in any such plan or program by its terms or applicable law, you will receive a dollar amount equal to the after-tax cost (estimated in good faith by the Corporation or the Bank) of obtaining such benefits, or substantially similar benefits, within 30 days following the date of your termination.

2.2Change in Control. “Change in Control” means, a change in the ownership or effective control of the Corporation or a change in the ownership of a substantial portion of the assets of the Corporation, as determined pursuant to Section 409A of the Internal Revenue Code of 1986 (the “Code”) and the regulations and guidance thereunder.

2.3Cause. “Cause” means any of the following events: (a) willful act of material dishonesty with respect to any material matter involving the Corporation or the Bank; (b) theft or material misuse of Corporation or Bank property; (c) willful violation of any material law or regulation applicable to the Corporation or the Bank or any subsidiary thereof; (d) willful violation of the Corporation’s or the Bank’s material written policies or procedures; or (e) conviction of, or plea of guilty or nolo contendere to, a felony, any criminal charge involving moral turpitude, or illegal substance abuse.

2.4Good Reason. “Good Reason” means any of the following events: (a) any action taken by the Bank or the Corporation which results in a material reduction or diminution in your authority, duties, or responsibilities existing as of the date of the Change in Control, including any requirement that Executive report directly to anyone other than the Chief Executive Officer of the Corporation; (b) the assignment to you of duties that are materially inconsistent with your authority, duties, or responsibilities existing as of the date of the Change in Control; (c) any material decrease in your Annual Base Salary and/or benefits, including any incentive compensation plan, existing as of the date of the Change in Control; (d) the reassignment of you to any primary place of employment that would require an additional one-way commute of 50 or more miles; or (e) a material breach of this Agreement, in all cases after notice from you to the Corporation and/or the Bank within 90 days after the initial existence of any such condition that the condition constitutes Good Reason and the failure of the Corporation and the Bank to cure such situation within 30 days after said notice.

2.5Clawback – For Cause Matters. If, within 90 days after a termination of your employment that entitles you to severance benefits under Section 2, the Board becomes aware of facts that, if known during your employment, it reasonably believes would have justified termination of your employment for Cause pursuant to Section 2.3 above, the Corporation and the Bank may refrain from paying any unpaid amounts due under Section 2 or require you to promptly (but in no event less than 90 days after notice to you of such determination by the Board) repay any amounts previously paid or the value of any benefits previously received under Section 2.

2.6Accrued Benefits. Upon your termination of employment for any reason during the Protection Period, you, or your estate, as applicable, will receive your accrued but unpaid annual base compensation and any accrued but unpaid or otherwise vested benefits under any Corporation or Bank benefit or incentive plan.

3.Limitation on Benefits.

3.1Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined as set forth herein that any payment or distribution by the Corporation or the Bank to or for the benefit of you, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, and that it would be economically advantageous to you to reduce the Payment to avoid or reduce the taxation of excess parachute payments under Section 4999 of the Code, the aggregate present value of amounts payable or distributable to or for the benefit of you pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as “Agreement Payments”) shall be reduced (but not below zero) to the Reduced Amount.

The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be subject to the taxation under Section 4999 of the Code. For purposes of this Section 3, present value shall be determined in accordance with Section 280G(d)(4) of the Code.

3.2All determinations to be made under this Section 3 shall be made, in writing, by the Corporation’s independent certified public accountant immediately prior to the Change in Control (the “Accounting Firm”), which firm shall provide its determinations and any supporting calculations in writing to both the Corporation and you within 10 days of the date of termination. Any such determination by the Accounting Firm shall be binding upon the Corporation and you. You shall in your sole discretion determine which and how much of the Agreement Payments shall be eliminated or reduced consistent with the requirements of this Section 3, which determination shall be made by delivery of written notice to the Corporation within 10 days of your receipt of the determination of the Accounting Firm. Within five (5) days after your timely determination, the Corporation shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of you, such amounts as are then due to you under this Agreement. In the event you do not make such timely determination then within 15 days after Corporation’s receipt of the determination of the Accounting Firm, the Corporation in its sole discretion may pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of you such portion of the Agreement Payments as it may deem appropriate, but no less than the Reduced Amount.

3.3As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Agreement Payments, as the case may be, will have been made by the Corporation which should not have been made (“Overpayment”) or that additional Agreement Payments which have not been made by the Corporation could have been made (“Underpayment”), in each case, consistent with the calculations required to be made hereunder. Within two (2) years after the Separation from Service, the Accounting Firm shall review the determination made by it pursuant to the preceding paragraph. In the event that the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to you which you shall repay to the Corporation together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code (the “Federal Rate”); provided, however, that no amount shall be payable by you to the Corporation if and to the extent such payment would not reduce the amount which is subject to taxation under Section 4999 of the Code. In the event that the Accounting Firm determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Corporation to or for the benefit of you together with interest thereon at the Federal Rate.

3.4All of the fees and expenses of the Accounting Firm in performing the determinations referred to in Sections 3.2 and 3.3 above shall be borne solely by the Corporation. The Corporation agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses of any nature resulting from or relating to its determinations pursuant to Sections 3.2 and 3.3 above, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

4.	Restrictive Covenants: Confidentiality, Non-Solicitation, Non-Disparagement.

4.1You agree that you will not at any time, except in performance of your obligations to the Corporation and the Bank or with the prior written consent of the Corporation or the Bank, directly or indirectly, reveal to any “Person” (as defined in Section 3(9) of the Employee Retirement Income Security Act of 1974, as amended) (other than the Corporation, the Bank, or their employees, officers, directors, shareholders, or agents) or use for your own benefit any confidential information of the Corporation, the Bank, or any of their subsidiaries or affiliates (such subsidiaries and affiliates, collectively “Affiliates”) relating to the assets, liabilities, employees, goodwill, or business affairs of the Corporation, the Bank, or any of their Affiliates, including, without limitation, any information concerning past, present, or prospective customers, marketing, operating, or financial data, or other confidential information used by, or useful to, the Corporation, the Bank, or any of their Affiliates and known (whether or not known with the knowledge and permission of the Corporation, the Bank, or any of their Affiliates and whether or not at any time prior to the Effective Date developed, devised, or otherwise created in whole or in part by your efforts) to you by reason of your employment by, shareholdings in, or other association with the Corporation, the Bank, or any of their Affiliates and which is of tangible or intangible value to the Corporation, the Bank, or any of their Affiliates and the details of which are not generally known to their competitors or the general public (“Confidential Information”). You further agree that you will retain all copies and extracts of any written or electronic Confidential Information acquired or developed by you during any such employment, shareholding, or association in trust for the sole benefit of the Corporation, the Bank, their Affiliates, and their successors and assigns. Upon the request and at the expense of the Corporation or the Bank, you will promptly make all disclosures, execute all instruments and papers, and perform all acts reasonably necessary to vest and confirm in the Corporation, the Bank, and their Affiliates, fully and completely, all rights created or contemplated by this Section 4.1. The term “Confidential Information” will not include information that is or becomes generally available to the public other than as a result of a disclosure by, or at the direction of, you. Your agreements set forth in this Section 4.1 regarding Confidential Information are independent of, and in addition to, your agreements set forth in the rest of Section 4 and will not be construed either to enlarge or to contract the scope of such other agreements.

4.2You agree that, for so long as you are employed by the Corporation, the Bank, and/or any of their Affiliates, and for a period of time (defined below) following your termination of employment (whether prior to or after a Change in Control) (“Non-Solicit Period”), you will not in any way, directly or indirectly (except in the course of your employment with the Corporation, the Bank, and/or their Affiliates), for the purpose of conducting or engaging in any Competing Business, call upon, solicit, advise, or accept business from any Person who is, or was, during the then most recent 12-month period, a customer of the Corporation, the Bank or any of their Affiliates, or take away or interfere or attempt to take away or interfere with any custom, trade, business, patronage, or affairs of the Corporation, the Bank, or any of their Affiliates, or hire or attempt to hire, or otherwise engage or attempt to engage as an independent contractor or otherwise any Person who is, or was during the then most recent 12-month period, an employee, officer, representative, or agent of the Corporation, the Bank, or any of their Affiliates, or solicit, induce, or attempt to solicit or induce any Person who is an employee, officer, representative, or agent of the Corporation, the Bank, or any of their Affiliates to leave the employ of the Corporation, the Bank, or any of their Affiliates or cease their business relationship with the Corporation, the Bank, or any of their Affiliates (as the case may be), or violate the terms of their contracts, or any employment arrangements, with the Corporation, the Bank, or any of their Affiliates.

a.

In the event that you are involuntarily terminated for Cause or voluntarily terminate employment without Good Reason, the Non-Solicit Period for all purposes (i.e., both customers and employees) will last for 12 months from the date of such termination.

b.

In the event that you are involuntarily terminated without Cause or voluntarily terminate employment for Good Reason, the Non-Solicit Period with respect to customers will last for six (6) months from the date of such termination, and the Non-Solicit Period with respect to employees will last for 12 months from the date of such termination.

4.3For purposes of this Section 4, a “Competing Business” means a business or enterprise (other than the Corporation, the Bank, and their Affiliates) that is engaged in the commercial banking, financial services or investment, insurance, or any similar financial services-related business in which the Corporation, the Bank, or any of their Affiliates is/are currently engaged or was/were so engaged during the most recent twelve (12) months.

4.4You confirm that all Confidential Information is and will remain the exclusive property of the Corporation, the Bank, and their Affiliates. All business records, papers, and documents kept or made by you relating to the business of the Corporation, the Bank, and/or their Affiliates will be and remain the property of the Corporation, the Bank, and their Affiliates.

4.5You agree to refrain from making, publishing, or communicating to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Corporation, the Bank, or any of their Affiliates, or any of its or their employees, officers, directors, agents, or advisors in their capacities as such. Subject to the provisions of this Agreement, nothing in this Section 4.5 will preclude you from fulfilling any duty or obligation that you may have at law, from responding to any subpoena or official inquiry from any court or government agency, including providing truthful testimony, documents subpoenaed or requested or otherwise cooperating in good faith with any proceeding or investigation, from consulting with an attorney retained by you, or from taking any reasonable actions to enforce your rights under this Agreement.

4.6Without intending to limit the remedies available to the Corporation, the Bank, and their Affiliates, you agree that a breach of any of the covenants contained in this Section 4 may result in material and irreparable injury to the Corporation, the Bank, or their Affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Corporation, the Bank, and their Affiliates will be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining you from engaging in activities prohibited by this Section 4 or such other relief as may be required specifically to enforce any of the covenants in this Section 4. Such injunctive relief in any court will be available to the Corporation, the Bank, and their Affiliates in lieu of, or prior to or pending determination in, any arbitration proceeding.

4.7Although the parties consider the restrictions contained in this Section 4 to be the minimum restriction reasonable for the purposes of preserving the Corporation’s and the Bank’s goodwill and other proprietary rights, if a final determination is made by a court that any restriction contained in this Section 4 is an unreasonable or otherwise unenforceable restriction against you, the provisions of this Section 4 will not be rendered void, but will be deemed amended to apply to the maximum extent permitted by the court.

4.8Notwithstanding anything to the contrary in Section 2.1, in the event that you breach any of the covenants contained in this Section 4:

a.	Any remaining payments or benefits to be provided under Section 2.1 will not be paid or will cease immediately upon such breach; and

b.	The Corporation and the Bank will be entitled to the immediate repayment of all payments and benefits provided to you under Section 2.1 following the date of any such breach.

4.9You agree that the covenants contained in this Section 4 may be assigned by the Corporation and the Bank, as needed, to affect its purpose and intent and that the Corporation’s or the Bank’s assignee will be entitled to the full benefit of the restrictions enjoyed by the Corporation and the Bank under the terms of these covenants.

4.10Notwithstanding any other provision of this Agreement:

a.

You will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (1) is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

b.

If you file a lawsuit for retaliation by the Corporation, the Bank, or their Affiliates for reporting a suspected violation of law, you may disclose the Corporation’s, the Bank’s, or, their Affiliates’ trade secrets to your attorney and use the trade secret information in the court proceeding, but only if you: (1) file any document containing trade secrets under seal; and (2) do not disclose trade secrets, except pursuant to court order.

5.	Binding Effect and Benefit.

5.1The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure by the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession will constitute a material breach of this Agreement. As used in this Agreement, “the Corporation” means the Corporation as defined above and any successor to the respective business or assets of the Corporation as abovementioned which assumes and agrees to perform this Agreement by operation of law, or otherwise.

5.2This Agreement will inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees. If you should die while any amount is payable to you under this Agreement if you had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee, or, if there is no such designee, to your estate.

6.Assignment. This Agreement will not be assignable by either party hereto, except as provided in Section 4.9 and by the Corporation to any successor in interest to the business of the Corporation, provided that the Corporation (if it remains a separate entity) will remain fully liable under this Agreement for all obligations, payments, and otherwise.

7.No Mitigation or Offset. In the event of termination of your employment, you will be under no obligation to seek other employment and there will be no offset against any payment or benefit provided for in this Agreement on account of any remuneration or benefits from any subsequent employment that you may obtain, subject to Section 2.1(b).

8.Application of Code Section 409A.

8.1Notwithstanding anything in this Agreement to the contrary, the receipt of any benefits under this Agreement as a result of a termination of employment will be subject to satisfaction of the condition precedent that you undergo a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h) or any successor thereto. In addition, if you are deemed to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provisions of any benefit that is required to be delayed pursuant to Code Section 409A(a)(2)(B), such payment or benefit will not be made or provided prior to the earlier of (i) the expiration of the six (6) month period measured from the date of your “separation from service” (as such term is defined in Treas. Reg. § 1.409A-1(h)), or (ii) the date of your death (the “Delay Period”). Within 10 days following the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein. To the extent that the foregoing applies to the provision of any ongoing welfare benefits to you that would not be required to be delayed if the premiums therefore were paid by you, you will pay the full costs of premiums for such welfare benefits during the Delay Period and the Corporation or the Bank will pay you an amount equal to the amount of such premiums paid by you during the Delay Period within 10 days after the conclusion of such Delay Period.

8.2Except as otherwise expressly provided herein, to the extent any expense reimbursement or other in-kind benefit is determined to be subject to Code Section 409A, the amount of any such expenses eligible for reimbursement or in-kind benefits in one calendar year will not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year (except under any lifetime limit applicable to expenses for medical care), in no event will any expenses be reimbursed or in-kind benefits be provided after the last day of the calendar year following the calendar year in which you incurred such expenses or received such benefits, and in no event will any right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

8.3Any payments made pursuant to Section 2.1, to the extent of payments made from the date of termination through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision.

8.4To the extent it is determined that any benefits described in Section 2.1(b) are taxable to you, they are intended to be payable pursuant to Treas. Reg. §1.409A-1(b)(9)(v), to the maximum extent permitted by said provision.

9.	Miscellaneous.

9.1The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

9.2The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the Commonwealth of Pennsylvania, without regard to its conflict of laws principles.

9.3No waiver by you, the Corporation, or the Bank at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Corporation and/or the Bank or you, respectively, will be deemed a waiver of that or any other provision at any subsequent time.

9.4This Agreement is the exclusive agreement with respect to the subject matter hereof. All prior negotiations and agreements related to that subject matter are hereby merged into this Agreement. You acknowledge and agree that any existing agreement regarding change in control benefits, previously entered into between you and the Corporation and/or the Bank, is immediately null and void. Notwithstanding the preceding sentences of this Section 9.4, benefits provided under this Agreement are in addition to any other benefits to which you may become entitled under any Supplemental Executive Retirement Plan Agreement entered into between you and the Corporation and/or the Bank.

9.5Notwithstanding the termination of this Agreement, the provisions which specify continuing obligations, compensation and benefits, and rights will remain in effect until such time as all such obligations are discharged, all such compensation and benefits are received, and no party or beneficiary has any remaining actual or contingent rights under this Agreement.

10.Legal Fees. In the event of a dispute following a Change in Control, the Corporation, or its successor, will reimburse you for all legal fees and expenses reasonably incurred by you in attempting to obtain or enforce rights or benefits provided by this Agreement, but only with respect to such claim or claims upon which you prevail.

11.Regulatory Matters. The obligations of Corporation and the Bank under this Agreement shall in all events be subject to any required limitations or restrictions imposed by or pursuant to the Federal Deposit Insurance Act or the Pennsylvania Banking Code of 1965 as the same may be amended from time to time, including but not limited to, that all payments made to you pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with applicable laws and any regulations promulgated thereunder, including, without limitation, 12 C.F.R. Part 359.

If you agree to the terms of this Agreement, please sign on the line provided below and return two signed copies. A fully executed copy will be returned to you for your files after it is signed by the Corporation and the Bank.

Sincerely,

MID PENN BANCORP, INC.

By: /s/ Rory G. Ritrievi______

Title: President and CEO

Dated:9/6/2022

MID PENN BANK

By: /s/ Margaret E. Steinour

Title: FSVP, Chief Administrative Officer

Dated:9/6/2022

Agreed to and accepted and intending to be legally bound:

/s/ Scott Micklewright

Scott Micklewright

Dated:9/6/2022